Conseco Fund Group
                             N-SAR for June 30, 1997
                         Exhibit in Response to Item 77C

Item 77C.         Submission of matters to a vote of security holders

      a) A special meeting of the Conseco Fund Group shareholders was held on March 28, 1997.

      b)   Not applicable

      c) Proposal 1 - To approve investment advisory agreements between the Trust, on behalf of each Fund, and Conseco Capital Management, Inc.:

(For all shareholders of the Equity Fund, the Asset Allocation Fund and the Fixed Income Fund, voting separately)

                               Affirmative       Negative              Shares
         Fund                        Votes          Votes         Outstanding
------------------------ ------------------ -------------- -------------------

Equity                           1,008,844              0           1,013,229

Asset Allocation                 1,003,161              0           1,003,456

Fixed Income                       954,401              0           1,004,754

           Proposal 2 - To approve a distribution and service plan for each Fund's Class A shares to increase distribution fees.:

(For Class A shareholders only of the Equity Fund, the Asset Allocation Fund and the Fixed Income Fund, voting separately)

                               Affirmative       Negative        Class A Shares
         Fund                        Votes          Votes           Outstanding
------------------------ ------------------ -------------- ---------------------

Equity                              10,330              0                14,714

Asset Allocation                     3,161              0                 3,457

Fixed Income                         1,870              0                 2,068

           Proposal 3 - To ratify the selection of Coopers & Lybrand LLP as independent accountants of the Trust.:

(For all shareholders of the Equity Fund, the Asset Allocation Fund and the Fixed Income Fund, voting together)

       Affirmative       Negative               Shares
             Votes          Votes          Outstanding
------------------- -------------- --------------------

         2,966,408              0            3,021,440

(Fractional shares not shown)

      d)   Not applicable